AMENDMENT NO. 3

(Share Exchange Agreement)

AMENDMENT NO. 3, dated as of November 14, 2007, among ROK Entertainment Group Limited, a corporation organized under the laws of England and Wales (“ROK”), and Cyberfund, Inc., an Oklahoma corporation (“Cyberfund”).

R E C I T A L S

ROK and Cyberfund are parties to a Share Exchange Agreement, dated as of April 27, 2007, as amended by Amendment No. 1 thereto, dated July 11, 2007, and Amendment No. 2 thereto, dated as of November 12, 2007 (as amended, the “Agreement”). Terms defined in the Agreement and used but not otherwise defined herein shall have the meanings given to them in the Agreement.

ROK is the debtor under that certain Secured Convertible Term Note, dated July 11, 2007 (the “Note”), in the principal amount of $1,000,000, with Cyberfund as lender.

ROK and Cyberfund wish to amend the Agreement and the Note as provided herein.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Cyberfund hereby reaffirms for the benefit of ROK each of the representations and warranties set forth in Section 3 of the Agreement, which are true and correct as of the date hereof, except as set forth in Schedule A attached hereto.

2. ROK hereby reaffirms for the benefit of Cyberfund each of the representations and warranties set forth in Section 4 of the Agreement, which are true and correct as of the date hereof, except as set forth in Schedule B attached hereto.

3. The parties hereto expect that the equity financing of Cyberfund contemplated by the Agreement will occur after the Closing Date. Therefore, the issuance of Shares to the shareholders of ROK contemplated by Section 1(b) of the Agreement shall consist of (i) the issuance of an aggregate of 52,555,550 Shares to the shareholders of ROK, pro rata based on their equity ownership in ROK, including Shares issuable upon exercise of outstanding stock options, and (ii) up to 4,444,450 Shares shall be reserved for issuance to new investors in the contemplated equity financing. If such equity financing results in the sale of a number of Shares exceeding the amount reserved pursuant to clause (ii) above, the transaction shall be structured in a manner that such additional shares dilute the equity ownership of all of Cyberfund’s shareholders equally.

4. At the Closing, Cyberfund shall cause to be delivered to ROK an opinion of its counsel regarding Cyberfund with respect to the same matters required by the opinion of ROK’s counsel to be delivered pursuant to Section 6(a)(v) of the Agreement.

5. Cyberfund shall cause to be obtained prior to the Closing Date the approval by a requisite number of its shareholders of the following matters, with such approval to become effective immediately prior to the Closing Date, subject to Cyberfund’s compliance following the Closing Date with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder: (i) the change of Cyberfund’s corporate name to ROK Entertainment Group, Inc., (ii) approval of an incentive compensation plan in form and substance satisfactory to ROK reserving for issuance 9,000,000 Shares, and (iii) the reincorporation of Cyberfund resulting in the change of its state of incorporation from Oklahoma to Delaware.

6. The parties hereby agree that the Maturity Date under the Note shall be extended to December 31, 2007.

7. All other terms and conditions of the Agreement and the Note shall remain in full force and effect without modification.

[SIGNATURE PAGE FOLLOWS]

AMENDMENT NO. 3 TO SHARE EXCHANGE AGREEMENT

SIGNATURE PAGE

This Amendment has been duly executed on the date hereinabove set forth.

ROK ENTERTAINMENT GROUP LIMITED

By:	/s/ Laurence Alexander
Name: Laurence Alexander
Title: President and CEO

CYBERFUND, INC.

By:	/s/ Mark G. Hollo
Name: Mark G. Hollo
Title: Chairman and CEO

Schedule A

(i) Financial Statements

Prior to the Closing, CyberFund will deliver to ROK and file with the United States Securities and Exchange Commission its Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2007.

When delivered, the financial statements of CyberFund incorporated in the Quarterly Report will fairly reflect its assets, liabilities and operations.

Except as contemplated in the Share Exchange Agreement, dated April 27, 2007, since the respective dates of the Financial Statements, there has been no material adverse change in the financial condition or operations of CyberFund nor has there been any event which has occurred on or prior to the date hereof which in any way has or which will have such a material adverse effect.

Schedule B

(i) Authorized Capital

The authorized capital stock of ROK consists of 10,000,000 shares of Common Stock, of which 7,937,192 are issued and outstanding. All of the shares which are issued and outstanding are fully paid and non-assessable and validly issued. On the Closing Date, ROK shall have 9,447,830 shares of Common Stock issued and outstanding on a fully-diluted basis.

(ii) Financial Statements

ROK will deliver to Cyberfund its audited balance sheet and the related statements of operations, stockholders’ equity (deficiency) for the fiscal years ended March 31, 2007 and 2006 and the related unaudited statements of operations for the quarter ended June 30, 2007 (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements present fairly the consolidated financial position of ROK and subsidiaries, if any, as at the respective dates thereof and the related statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended on such dates fairly present the results of operations, stockholders’ equity and accumulated deficit, and cash flows for the respective periods covered thereby. The Financial Statements, including the notes and schedules thereto, were prepared in accordance with UK generally accepted accounting principles (“UK GAAP”) with a reconciliation between UK GAAP and US GAAP, prepared under US GAAP and the audited financial statements comply with all the requirements of the US Securities and Exchange Commission and in accordance with the standards of the US Public Company Accounting Oversight Board (PCAOB).

When delivered, the books and records of ROK will fairly reflect its assets, liabilities and operations.

Except as contemplated in the Share Exchange Agreement, dated April 27, 2007, since the respective dates of the Financial Statements, there has been no material adverse change in the financial condition or operations of ROK nor has there been any event which has occurred on or prior to the date hereof which in any way has or which will have such a material adverse effect.